Exhibit 99.1
SUMMARY FINANCIAL
STATEMENTS
FOR THE YEAR ENDED
March 31, 2010

SECTION 1 SUMMARY FINANCIAL STATEMENTS

STATEMENT OF RESPONSIBILITY
The summary financial statements are prepared under the direction of the Minister of Finance in accordance with the stated accounting policies of the Government reporting entity and include summary statements of financial position, revenue and expense, accumulated deficit, change in net debt, cash flow, notes and schedules integral to the statements. Together, they present fairly, in all material respects, the financial condition of the Government reporting entity at the fiscal year end and the results of its operations for the year then ended in accordance with Canadian generally accepted accounting principles, applied on a basis consistent with that of the preceding year.
The Government is responsible for the integrity and objectivity of the summary financial statements. In the preparation of these statements, estimates are sometimes necessary because a precise determination of certain assets, liabilities, revenues and expenses is dependent on future events. The Government believes such estimates have been based on careful judgements and have been properly reflected in the summary financial statements.
The Government fulfills its accounting and reporting responsibilities, through the Office of the Provincial Comptroller, by maintaining systems of financial management and internal control. The systems are continually enhanced and modified to provide timely and accurate information, to safeguard and control the Government’s assets, and to ensure all transactions are in accordance with The Financial Administration Act.
The Auditor General expresses an independent opinion on these financial statements. Her report, stating the scope of her audit and opinion, appears on the following page.
These financial statements are tabled in the Legislature. They are referred to the Standing Committee on Public Accounts, which reports to the Legislature on the results of its examination together with any recommendations it may have with respect to the financial statements and accompanying audit opinion.
On behalf of the Government of the Province of Manitoba.

Original signed by

Betty-Anne Pratt, CA
Provincial Comptroller

August 16, 2010

AUDITOR’S REPORT
Summary Financial Statements for the Government Reporting Entity
Province of Manitoba
To the Legislative Assembly of the Province of Manitoba
We have audited the Consolidated Statement of Financial Position of the Province of Manitoba as at March 31, 2010 and the Consolidated Statements of Revenue and Expense, Accumulated Deficit, Change in Net Debt and Cash Flow for the year then ended. These financial statements are the responsibility of the Government of Manitoba. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In our opinion, these Summary Financial Statements for the Government Reporting Entity present fairly, in all material respects, the financial position of the Province of Manitoba as at March 31, 2010 and the results of its operations and its cash flow for the year then ended, in accordance with Canadian generally accepted accounting principles.

Original document signed by:
Carol Bellringer

Winnipeg, Manitoba	Carol Bellringer, FCA, MBA
August 16, 2010	Auditor General
500 — 330 Portage Avenue Winnipeg, Manitoba R3C 0C4 office: (204) 945-3790 fax:
(204) 945-2169 www.oag.mb.ca

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
As at March 31, 2010

		($ millions)
SCHEDULE		2010	2009

	FINANCIAL ASSETS

	Cash and cash equivalents	1,386	1,372
	Temporary investments (Note 2)	553	734
1	Amounts receivable	1,263	1,143
	Inventories for resale	10	11
	Portfolio investments (Note 3)	2,564	2,788
2	Loans and advances	786	767
3	Equity in government business enterprises (Note 4)	3,068	2,127

	Total Financial Assets	9,630	8,942

	LIABILITIES

4	Borrowings	16,111	14,891
5	Accounts payable, accrued charges, provisions and unearned revenue	3,513	3,528
6	Pension liability (Note 5)	1,800	1,991

	Total Liabilities	21,424	20,410

	NET DEBT	(11,794)	(11,468)

	NON-FINANCIAL ASSETS	65	36
	Inventories held for use
	Prepaid expenses	46	38
7	Tangible capital assets	7,315	6,518

	Total Non-Financial Assets	7,426	6,592

	ACCUMULATED DEFICIT	(4,368)	(4,876)

	Contingencies (Note 6)
	Contractual Obligations (Note 7)
The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF REVENUE AND EXPENSE
For the Year Ended March 31, 2010

	($ millions)
	2010		2009
	Budget	Actual	Actual

REVENUE
Income taxes:
Corporation income tax	347	257	386
Individual income tax	2,343	2,402	2,455
Other taxes:
Retail sales tax	1,595	1,570	1,569
Fuel taxes	220	255	253
Levy for health and education	263	264	261
Mining tax	10	10	46
Education property tax	655	668	657
Other taxes	454	514	490
Fees and other revenue	1,593	1,791	1,720
Federal transfers:
Equalization	2,063	2,063	2,063
Canada Health and Canada Social Transfers	1,310	1,302	1,263
Shared cost and other	730	559	540
Net income from government business enterprises (Schedule 3)	815	772	764
Sinking funds and other investment earnings	246	220	296

Total Revenue (Schedules 9 and 10)	12,644	12,647	12,763

EXPENSES
Health and Healthy Living	4,731	4,830	4,588
Education	3,228	3,227	3,091
Family Services and Consumer Affairs	1,235	1,295	1,192
Community, Economic and Resource Development	1,765	1,814	1,729
Justice and Other Expenditures	871	926	882
Debt Servicing (Note 8)	766	756	830

Total Expenses (Schedules 9 and 10)	12,596	12,848	12,312

NET INCOME (LOSS) FOR THE YEAR	48	(201)	451

2010 Budget numbers, originally presented in Budget 2009, have been restated to reflect the 2010 reorganization and presentation changes as presented in the revised 2009/10 Budget presented in Budget 2010.
The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF ACCUMULATED DEFICIT
For the Year Ended March 31, 2010

	($ millions)
	2010		2009
	Budget	Actual	Actual

Opening accumulated deficit, as previously reported	(4,904)	(4,904)	(4,593)

Restatements (Note 9)
Adoption of accounting policy changes by government business enterprises	—	(62)	(18)
Presentation of deferred capital grants	—	76	65
Correction of pension liability	—	12	—
Other	—	2	—

Opening accumulated deficit, as restated	(4,904)	(4,876)	(4,546)

Other Comprehensive Income (Loss) (Schedule 3)	—	709	(781)

Net Income (Loss) for the year	48	(201)	451

Closing accumulated deficit, as restated	(4,856)	(4,368)	(4,876)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF CHANGE IN NET DEBT
For the Year Ended March 31, 2010

	($ millions)
	2010		2009
	Budget	Actual	Actual

Net Income (Loss) for the year	48	(201)	451

Tangible Capital Assets
Acquisition and reclassification of tangible capital assets	(1,140)	(1,227)	(978)
Amortization of tangible capital assets	383	404	375
Disposal of tangible capital assets	—	26	17

Net Acquisition of Tangible Capital Assets	(757)	(797)	(586)

Other Non-Financial Assets
Increase in inventories	—	(29)	—
Increase in prepaid expenses	—	(8)	(2)

Net Acquisition of Other Non-Financial Assets	—	(37)	(2)

Other Comprehensive Income (Loss) (Schedule 3)	—	709	(781)

(Increase) in Net Debt	(709)	(326)	(918)

Net Debt, beginning of year, as restated (Note 9)	(11,100)	(11,468)	(10,550)

Net Debt, end of year	(11,809)	(11,794)	(11,468)

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF CASH FLOW
For the Year Ended March 31, 2010

	($ millions)
	2010	2009

Cash and cash equivalents provided by (used in)
Operating Activities
Net income (loss) for the year	(201)	451
Changes in non-cash items:
Temporary investments	181	(30)
Amounts receivable	(130)	57
Valuation allowance	12	(22)
Inventories	(28)	(1)
Prepaids	(8)	(2)
Accounts payable, accrued charges, provisions and deferrals	(15)	243
Pension liability	(191)	(225)
Amortization of foreign currency fluctuation	5	6
Amortization of debt discount	(8)	(7)
Unamortized losses on derivative contracts	(4)	(22)
Loss on disposal of tangible capital assets	26	17
Amortization of tangible capital assets	404	375

	43	840

Other Comprehensive Income (Loss)(Schedule 3)	709	(781)
Changes in equity in government business enterprises	(941)	552

Cash provided by (used in) operating activities	(189)	611

Capital Activities
Acquisition of tangible capital assets	(1,227)	(978)

Cash used in capital activities	(1,227)	(978)

Investing Activities
Investments purchased	(2,049)	(1,723)
Investments sold or matured	1,772	1,452

Cash used in investing activities	(277)	(271)

Financing Activities
Debt issued	4,684	4,031
Debt redeemed	(2,977)	(3,847)

Cash provided by financing activities	1,707	184

Increase (Decrease) in cash and cash equivalents	14	(454)
Cash and cash equivalents, beginning of year	1,372	1,826

Cash and cash equivalents, end of year	1,386	1,372

The accompanying notes and schedules are an integral part of these financial statements.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
NOTES TO THE SUMMARY FINANCIAL STATEMENTS
For the Year Ended March 31, 2010
1.	SIGNIFICANT ACCOUNTING POLICIES
A.	General Basis of Accounting
The summary financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP) for senior governments as recommended by the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants (CICA).
B.	The Government Reporting Entity
Various funds, Crown organizations (Crowns) and government business enterprises (GBEs) comprising the Government Reporting Entity (GRE) are listed in Schedule 8.

To be considered a part of the GRE, an organization must be controlled by the Government. Control, as defined by PSAB, is the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the Government from the other organization’s activities.
C.	Basis of Consolidation
Crowns are consolidated after adjusting their accounting policies to a basis consistent with the accounting policies of the GRE as outlined in note 1D of the significant accounting policies. Inter-entity accounts and transactions are eliminated upon consolidation, except for retail sales tax. Where the fiscal year-end dates of Crowns are not the same as that of the GRE, and their transactions significantly affect the financial statements, their financial results are updated to March 31.

GBEs, whose principal activity is carrying on a business, maintain their accounts in accordance with accounting principles which are generally accepted for business enterprises and which are considered appropriate to their individual objectives and circumstances. They derive the majority of their revenue from sources outside the GRE. They are reported in these summary financial statements using the modified equity method of accounting. Under the modified equity method, the original investment of the Government, in GBEs, is initially recorded at cost and adjusted annually to include the net earnings/losses and other net equity changes of these enterprises, without adjusting their accounting policies to a basis consistent with that of the GRE.

The financial results of GBEs are not updated to March 31, where their fiscal year end is not the same as that of the GRE, except when transactions which, would significantly affect the summary financial statements, occur during the intervening period. Inter-entity accounts and transactions with GBEs are not eliminated. Supplementary financial information describing the financial position and results of operations of these enterprises is presented in Schedule 3.

The CICA’s Accounting Standards Board has announced that effective January 1, 2011 Canadian publicly accountable enterprises will adopt International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board. GBEs are required to adopt IFRS for their financial reporting. IFRS standards are not required to be adopted by senior governments and will not be adopted for the summary financial statements. As the GBEs are included in the summary financial statements on a modified equity basis, the summary financial statements could be impacted by changes to their reporting. The Government is currently assessing the potential impact of these changes.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
D.	Basis of Specific Accounting Policies
(i)	Gross Accounting Concept
Revenues and expenses are recorded as gross amounts with the following exceptions:
(1)	Refunds of revenue are treated as reductions of current year revenue.

(2)	Decreases in valuation allowances are treated as reductions to expense.

(3)	Recoveries of the debt servicing costs on self-sustaining debt of GBEs are recorded as a reduction of debt servicing expense.
(ii)	Revenue
(1)	Government transfers
Transfer payments from the Government of Canada include all accruals determined before June 15 each year for current year entitlements that have been authorized by March 31, for which any eligibility criteria have been met and that can be reasonably estimated.
(2) Individual and corporation income tax
The Government’s share of individual and corporation income tax is recorded based upon cash receipts to March 31 plus an accrual of adjustments determined before June 15 each year.
(3) Other revenue
All other revenues are recorded on an accrual basis except when the accruals cannot be determined with a reasonable degree of certainty or when their estimation is impracticable.
(iii)	Expenses
(1) Accrual accounting
All expenses incurred for goods or services received are recorded on an accrual basis.

Expenses include provisional amounts recorded in anticipation of costs, which are quantifiable and have been identified as obligations.
(2) Government transfers
Government transfers are recognized as expenses in the period in which the transfer is authorized and any eligibility criteria are met and the amounts can be reasonably estimated.
(iv)	Financial Assets
(1)	Loans and advances
Loans and advances are recorded at cost less valuation allowances. A valuation allowance is provided to reduce the value of the assets to their estimated realizable value or to reflect the impact of significant concessionary terms on outstanding loans. Valuation allowances are made when collection is considered doubtful. Premiums that may arise from the early repayment of loans or advances are reflected as deferred revenue and are amortized monthly to debt servicing expense over the term of the related debt issue.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
Investments denominated in foreign currency are translated to the Canadian dollar equivalent at the exchange rate in effect at March 31, unless the rate of exchange or a forward foreign exchange contract fixing the value has been negotiated, in which case that rate or amount is used. The year end investment translation adjustments reflecting the foreign currency fluctuation between year ends are amortized monthly over the remaining life of the investment and are included with debt servicing expense. Expenses and other transaction charges incurred on the purchase of investments during the year are charged to debt servicing expense. Those expenses incurred in foreign currency are translated at the exchange rate in effect on the transaction date. Gains and losses on terminated derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract.
(2) Inventories for resale
Inventories held for resale are recorded at the lower of cost and net realizable value.
(v)	Liabilities
Liabilities are present obligations to outside parties and GBEs as a result of transactions and events occurring prior to the end of the fiscal year. The settlement of the liabilities will result in the future transfer or use of assets or other another form of settlement. Liabilities are recorded at the estimated amount ultimately payable.
(1) Borrowings
All borrowings are expressed in Canadian dollars and are shown net of unamortized debt issue costs and debt of the Government held as provincial investments. Foreign borrowings are converted at the exchange rate in effect at March 31, adjusted for any forward foreign exchange contract entered for settlement after the fiscal year end. Discounts or premiums, and commissions incurred at the time of the issue of debt are amortized monthly to debt servicing expense over the term of the debt.

The year end translation adjustments, reflecting the foreign currency fluctuation from the value at the issue date, are recorded through the unamortized foreign currency fluctuation account and amortized monthly to debt servicing expense over the remaining term of the debt. The unamortized portion of foreign currency fluctuation also reflects the gains or losses on the conversion of foreign currency debt called prior to maturity using the rates in effect at the time of the call. These gains or losses are amortized over the original remaining term of the debt or over the term of the replacement issue, whichever is shorter.

Premiums paid on interest rate options are amortized monthly starting from the date the income is received over the period of the applicable agreement. If the option is exercised, the premium is amortized over the period from the date of receipt to the maturity date of the agreement. If the option is not exercised, any unamortized premium will be immediately taken into revenue. Gains and losses on terminated derivative contracts are deferred and amortized on a straight-line basis over the remaining term of the contract.
(2) Pension liability
The Government accounts for employee pension plans by recognizing a liability and an expense in the reporting period in which the employee has provided service using the accrued benefit actuarial cost method, except as disclosed in Note 5. The value of plan assets is determined using a moving average fair value method. Under this method, fair value is the underlying basis, with any excess (or shortfall) of investment return over (or below) the expected long-term rate being amortized over a five year period. When actual experience varies from actuarial estimates, for both the accrued benefit obligation and plan assets, the difference is amortized over the expected average remaining service life of the related employee group. Past service costs from plan amendments are recognized in full in the year of the amendment.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
(3) Other future employee benefit obligations
The amount of the liabilities for severance, Long Term Disability Income Plan liability and workers compensation claims are based upon actuarial calculations. The periodic actuarial valuations of these liabilities may determine that adjustments are needed to the actuarial calculations because actual experience is different from that expected and/or because of changes in actuarial assumptions used. The resulting actuarial gains or losses for the severance liability are amortized over the expected average remaining service life of the related employee group. Actuarial gains and losses for the Long Term Disability Income Plan and the workers compensation claims are recognized as they arise.
(4) Guarantees
Guarantees by the Government are made through specific agreements or legislation to repay promissory notes, bank loans, lines of credit, mortgages and other securities. Provision for losses on guarantees are recorded when it is likely that a loss will occur. The amount of the loss provision represents the Government’s best estimate of future payments less recoveries.
(5) Environmental liabilities
An environmental liability for contaminated sites is recorded when contamination is identified, and when the Government is obligated, or likely to become obligated, to incur remediation costs due to reasons of public health and safety, contractual arrangements, or compliance with environmental standards which are set out in any act or regulation (federal, provincial, municipal) recognized by the Government. The liability is based upon remediation costs determined on a site-by-site basis, measured as incremental direct costs, reduced by estimated recoveries from third parties, and discounted, where possible, to reflect the time value of money.

PSAB has issued a new standard with respect to the recognition and measurement of liabilities related to contaminated sites, effective for year ends commencing on April 1, 2014. The impact of changes between this new standard and the Province’s current policy has not been reflected in these statements.
(vi)	Non-Financial Assets
(1)	Recognition and measurement
In the public sector, recognition and measurement of tangible capital and other non-financial assets are based on their future service potential. Generally, such assets do not generate future net cash inflows. Therefore, these assets will not provide resources to discharge the liabilities of the Government. For non-financial assets, the future economic benefit consists of their capacity to render service to fulfill the Government’s objectives.
(2) Inventories
Inventories held for resale are classified as non-financial assets if it is anticipated that the sale will not be completed within one year of the reporting date. Inventories held for use are classified as non-financial assets.
(3) Prepaid expenses
Prepaid expenses are payments for goods or services which will provide economic benefits in future periods. The prepaid amount is recognized as an expense in the year the goods or services are used or consumed.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
(4) Tangible capital assets

The cost of tangible capital assets purchased includes the purchase price as well as costs such as installation costs, design and engineering fees, survey and site preparation costs and other costs incurred to put the asset into service. The cost of tangible capital assets constructed by the Government includes all direct construction costs such as materials, labour, design, installation, engineering, architectural fees, and survey and site preparation costs, as well as overhead costs directly attributable to the construction activity such as licenses, inspection fees, indirect labour costs, and amortization expense of any equipment which was used in the construction project. Any carrying cost associated with the development and construction of tangible capital assets is included for projects whose cost exceeds $20 million.

Certain assets, which have historical or cultural value, including works of art, historical documents as well as historical and cultural artifacts are not recognized as tangible capital assets because a reasonable estimate of the future benefits associated with such property cannot be made.

Intangible assets and items inherited by right of the Crown, such as Crown lands, forests, water and other mineral resources are not recognized in Government financial statements.

Tangible capital assets are amortized on a straight-line basis over their estimated useful lives as follows:

General Tangible Assets:
Land	Indefinite
Buildings and Leasehold Improvements
Buildings	10 to 60 years
Leasehold improvements	Life of lease
Vehicles and Equipment
Vehicles	5 years
Aircraft and vessels	5 to 24 years
Machinery, equipment and furniture	3 to 20 years
Maintenance and road construction equipment	15 years
Computer hardware, software licences	4 to 15 years
Infrastructure Assets:
Land	Indefinite
Land Improvements	30 years
Transportation
Bridges and Structures	40 years
Provincial Highways, Roads and Airstrips	10 to 40 years
Dams and Water Management Structures	40 years
One-half of the annual amortization is charged in the year of acquisition and in the year of disposal. Assets under construction are not amortized until the asset is put into service.

(vii)	Classification by Sector

The Province reports operational results under the following sectors; health and healthy living, education, family services and consumer affairs, community economic and resource development, justice and other expenditures and general government. The entities and departments included in each sector are identified in Schedule 8 to the summary financial statements.

The health and healthy living sector includes provincial health care programs and includes all health related entities and services.

The education sector includes all education services including elementary secondary and post-secondary services, including the pension related expenses associated with this sector.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
The family services and consumer affairs sector includes all social services related to employment and income support for individuals in need as well as a comprehensive range of social services and financial assistance programs provided to Manitobans throughout the Province.

The community economic and resource development sector includes the promotion and development of the Province’s natural resources including the support of industries within this sector. It also includes the operation and maintenance of transportation systems including highway infrastructure and other Government infrastructure. The sector also contains the management and administration of housing policies and benefits for low to moderate income renters and homeowners.

The justice and other expenditures sector include general administration, finance, executive and legislature, cultural and sport related activities. The sector contains criminal and civil legal services and programs that protect the rights of Manitobans. Also included in the sector are all general government pension related expenses.

The general government sector is comprised of those activities that cannot to be allocated to the specific sectors noted above.

Inter-segment transfers between sectors are measured at the exchange amount.
E.	Measurement Uncertainty

Estimates are used to accrue revenues and expenses in circumstances where the actual accrued revenues and expenses are unknown at the time the financial statements are prepared. Uncertainty in the determination of the amount at which an item is recognized in the financial statements is known as measurement uncertainty. Such uncertainty exists when there is a variance between the recognized amount and another reasonable amount, as there is whenever estimates are used.

Measurement uncertainty in these financial statements exists in the accrual of individual and corporate income taxes, Canada Health Transfer and Canada Social Transfer entitlements, accruals for pension obligations, accruals for environmental obligations, allowances for doubtful loans and advances and provision for losses on guarantees.

The nature of the uncertainty related to the accrual of health and social transfer payments from the Federal Government and individual and corporate income taxes arises because of the possible differences between the estimates for the economic factors used in calculating the accruals and actual economic results. The uncertainty related to accruals for pension obligations arises because actual results may differ significantly from the Government’s best estimates of expected results based on variables such as earnings on the pension investments, salary increases and the life expectancy of claimants. The uncertainty related to the accrual of environmental obligations is based upon the identification of all sites where environmental damages have occurred that are the Government’s responsibility to mitigate and the quantification of what the actual liability will be based upon impact studies. Uncertainty concerning the allowance for doubtful loans and advances is based upon actual collectibility and changes in economic conditions.

While management’s best estimates have been used for reporting items subject to measurement uncertainty, it is possible that changes in future conditions in the near term could require a material change in the valuation of the reported amounts. Near term is defined as a period of time not to exceed one year from the date of the financial statements.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
2.	TEMPORARY INVESTMENTS

	($ millions)
	2010	2009

Temporary investments	553	734

Temporary investments are recorded at cost, which approximates market value. Temporary investments consist of investments with financial institutions, government bonds and other short term investment vehicles. All of the securities have terms to maturity of less than one year.

3.	PORTFOLIO INVESTMENTS

	($ millions)
	2010	2009

Sinking funds	1,917	2,107
Other investments	596	624
Unamortized termination losses on derivative contracts	51	57

	2,564	2,788

Portfolio investments are recorded using the cost method. Under this method any discount or premium arising on the purchase of a fixed term security is amortized over the period to maturity. Portfolio investments are written down to market value only in those circumstances where the loss in value is other than temporary in nature. As at March 31, 2010, the market value of portfolio investments was $2,554 million (2009 — $2,750 million). Portfolio investments earned $91 million during the year (2009 — $137 million).

Sinking Funds

Section 60 of The Financial Administration Act authorizes the Minister of Finance to provide for the creation and management of sinking funds for the orderly retirement of debt. The Government’s sinking fund currently provides for the repurchase of foreign debt and the pre-funding of maturing debt issues. The sinking fund is invested principally in securities issued or guaranteed by federal and provincial governments. Sinking funds are invested in fixed income securities as follows:

	($ millions)
	2010		2009
	Book	Fair	Book	Fair
	Value	Value	Value	Value

Government of Canada, direct and guaranteed	300	303	233	245
Provincial, direct and guaranteed	1,400	1,416	1,584	1,602
Municipal	174	183	202	212
Corporate	43	52	88	84

	1,917	1,954	2,107	2,143

Investment revenue earned on sinking funds during the year was $71 million (2009 — $117 million).

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
The sinking funds are allocated as follows:

	($ millions)
	2010	2009

Core Government	2,082	2,320
Crown Organizations	15	15

Total sinking funds	2,097	2,335
Less: Uninvested portion of sinking funds held in cash and cash equivalents	(180)	(228)

Total sinking funds held in portfolio investments	1,917	2,107

Other Investments

	($ millions)
	2010	2009

Guaranteed investment certificates	5	3
Bonds — Government of Canada, provincial and municipal	291	266
Bonds — Corporate	183	233
Equity Investments	89	92
Limited partnership investments	7	9

Investments in real estate	21	21
	596	624

As at March 31, 2010, the market value of other investments was $600 million (2009 — $607 million). Other investments earned $20 million during the year (2009 — $20 million).
4.	EQUITY IN GOVERNMENT BUSINESS ENTERPRISES

The GBEs that are included in the summary financial statements are listed in Schedule 8 and are classified as follows:

Category	Definition

Utility	An enterprise which provides public utility services for a fee.

Insurance	An enterprise which provides insurance coverage services to the public for a fee.

Finance	Enterprises which provide regulatory control and are revenue generating or enterprises which use economy of scale to deliver goods and services to the public.
The operating results and financial position of each GBE category are reported in Schedule 3.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
Included in the equity in GBEs are equities, which are restricted for use by provincial legislation and thereby not available to discharge Government liabilities or to finance other Government programs. The equity in GBEs is comprised of:

	($ millions)
	2010	2009
Restricted Equity in Government Business Enterprises:
Manitoba Hydro-Electric Board	2,524	1,907
Manitoba Public Insurance Corporation	389	144
Workers Compensation Board	141	62

	3,054	2,113

Unrestricted Equity in Government Business Enterprises:
Manitoba Lotteries Corporation	5	5
Manitoba Public Insurance Corporation	9	9

	14	14

Equity in Government Business Enterprises	3,068	2,127

5.	PENSION PLANS

The Government participates in various pension plans. The two primary plans, in which the Government directly participates, are the Civil Service Superannuation Plan, and the Teachers’ Pension Plan. As per the Acts that administer these plans, the Government is responsible for 50% of pension benefits earned by employees. The Government’s pension liability reflects its share of the actuarial present values of pension benefits attributed to services rendered by employees and former employees, net of any plan assets which are set aside by the Government in an irrevocable trust. As of March 31, 2010, the pension liability for the Civil Service Superannuation Plan was $916 million (2009 — $1,185 million) and the pension liability for the Teachers’ Pension Plan was $807 million (2009 — $725 million).

Other pension plans in which the Government participates include the Members of the Legislative Assembly Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan and the Winnipeg Child and Family Services Employee Benefits Retirement Plan. The Government is responsible for any excess of accrued pension benefits over pension fund assets for these plans.

The Government also includes several other pension plans in its pension liability. These other plans include post-secondary education pension plans and public school divisions’ pension plans. Post-secondary education pension plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan. Public school divisions’ pension plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division and Retirement Plan for Employees of Frontier School Division.

Employees in the health sector are members of the Health Care Employees Pension Plan, a multi-employer defined benefit pension plan established between employees and participating boards. Because the Government does not sponsor this plan, the accrued benefit liability of this plan is not recognized in these financial statements. The annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. During the year, the Government expensed contributions to this plan of $106 million (2009 — $101 million).

As at March 31, 2010, the total pension liability being reflected in the summary financial statements was $1,800 million (2009 — $1,991 million). Details related to the pension liability are provided in Schedule 6. The following provides general information on the contributions and benefit formulae of the various pension plans, which are included in this schedule.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
A.	Civil Service Superannuation Plan

The Civil Service Superannuation Act (CSSA) established a defined benefit plan to provide benefits to employees of the Manitoba Civil Service and to participating agencies of the Government through the Civil Service Superannuation Fund (CSSF).

The lifetime pension calculation equals 2% of a member’s best five-year average yearly pensionable earnings multiplied by pensionable service, minus 0.4% of the average Canada Pension Plan (CPP) earnings multiplied by pensionable service since January 1, 1966.

The CSSA requires employees to contribute 6.0% of pensionable earnings up to the CPP maximum pensionable earnings, and 7.0% on pensionable earnings above the maximum. 89.8% of employee contributions are used to fund basic benefits and 10.2% of employee contributions are allocated to funding indexing benefits. The Government funds 50% of the monthly pension retirement benefits paid to retirees. Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in CSSF can finance one-half of the cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index for Canada.

B.	Teachers’ Pension Plan

The Teachers’ Pensions Act (TPA) established a defined benefit plan to provide pension benefits to teachers who have taught in public schools in Manitoba.

The lifetime pension calculation is generally based upon 2% of a member’s average salary of the best five of the final 12 years of service (best seven prior to July 1, 1980) multiplied by pensionable service, minus the years of service multiplied by 0.6% of the annual salary up to the yearly maximum pensionable earnings. The pension amount is subject to a maximum of 70% of the average annual salary used above.

The TPA requires that teachers contribute 6.8% of pensionable earnings up to the CPP maximum earnings, and 8.4% of pensionable earnings above the maximum. 83.4% of teacher’s contributions are used to fund basic benefits and 16.6% of teachers contributions are allocated for funding indexing benefits. The Government funds 50% of the monthly pension retirement benefits paid to retirees.

Indexing benefits are not guaranteed and are paid only to the extent that the indexing adjustment account in Teachers’ Retirement Allowances Fund can finance one half of the cost-of-living increases granted. The maximum annual adjustment is limited by legislation to two-thirds of the increase in the Consumer Price Index for Canada.

C.	Other Government Plans
(i)	Members of the Legislative Assembly Plan
The pension plan for Members of the Legislative Assembly (MLAs) is established and governed by The Legislative Assembly Act (LAA).

For MLAs elected prior to the dissolution of the Assembly of the 35th Legislature, the LAA provides for defined pension benefits based on years of service to April 1995. The calculation for defined pension benefits is equal to 3% of the average annual indemnities for the last five years served as a member or all the years served; if less than five, multiplied by the number of years of pensionable service up to April 1995. These entitlements are fully indexed to cost of living increases.

For those MLA’s elected after the 35th Legislature in April 1995, the LAA provides for matching contributions. Under the matching contributions provisions, MLAs may contribute up to 7% of their remuneration toward a Registered Retirement Savings Plan (RRSP) of their choice. The Government matches the member’s contributions on a current basis; consequently, there is no liability for past service benefits under this component of the plan. In the event that a member withdraws money from the RRSP, while an active member of the Legislative Assembly, the Government’s contribution would be refundable back to the Government.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
(ii)	Legislative Assembly Pension Plan
The Members’ Retirement Benefits Regulation of The Legislative Assembly Act established a defined benefit plan, effective April 1, 2004 that provides pension benefits to eligible MLAs who elect to participate in the plan.

The pension benefits accumulate up to a maximum period of 35 years at 2% per year of pensionable service based upon the average of the best five-year annual salaries, reduced by an amount equal to 0.25% times the number of months before the member’s 60th birthday that the first pension payment is made. These entitlements are indexed to 2/3 of cost of living increases.

Active members must contribute 7% of their earned salary to the plan. The Government makes contributions as necessary to ensure the pension fund has sufficient assets to cover the monthly pension payments to retirees as well as ensuring there are sufficient funds to cover any of the plans liabilities. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.
(iii)	Judges’ Supplemental Pension Plan
Manitoba Provincial Court Judges and Masters are members of the Civil Service Superannuation Plan; however, they also receive enhanced pension benefits under the Manitoba Provincial Court Judges and Masters’ Supplemental Pension Plan. These supplemental pension benefits for judges are the difference between the total pension benefits for judges, including the amendments introduced by Judicial Compensation Committees, and the formula pension available under The Civil Service Superannuation Act (CSSA) as described above in Note 5A.

The supplemental pension is generally based upon an accrual rate of 3% for each year of service, as a judge, up to a maximum of 23.5 years, reduced by the pension provided under the CSSA. The combined total of the Judges’ Supplemental Pension and Civil Service Superannuation Pension is subject to a maximum of 70% of earnings. These enhanced benefits are entirely funded by the Government.
(iv)	Winnipeg Child and Family Services Employee Benefits Retirement Plan
Established effective December 29, 2003, the Winnipeg Child and Family Services Employee Benefits Retirement Plan (WCFSP) applies to employees of the former Winnipeg Child and Family Services Agency, who transferred to the Department of Family Services and Consumer Affairs.

The lifetime pension calculation equals 2% of the member’s highest average pensionable earnings in any three non-overlapping periods of 12 consecutive months, less 0.6% of the average CPP earnings for the same period multiplied by years of pensionable service. Indexing payments are subject to approval by the Trustees, subject to increases in the Consumer Price Index.

Members are required to contribute 4.5% of pensionable earnings up to the CPP maximum and 6% on pensionable earnings over the maximum. Any surplus of plan assets over the pension obligation can be used by the Government to reduce future contributions.

D.	Other Pension Plans
(a)	Post-Secondary
(i)	University of Manitoba Pension Plan
The University of Manitoba administers The University of Manitoba Pension Plan (1970), The University of Manitoba Pension Plan (1993), and The University of Manitoba GFT Pension Plan (1986). These are trusteed pension plans. The Trustees are responsible for the custody of the plans’ assets and issuance of annual financial statements.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
University of Manitoba Pension Plan (1993) is a money purchase plan with a defined benefit minimum. The funding for the plan requires a matching contribution from the University and the employees. The plan is not indexed.

The University of Manitoba Pension Plan (1970) operates as a defined contribution or money purchase arrangement for service since 2003. Certain members retain an entitlement to a hybrid formula for the service prior to 2003, similar to the 1993 Plan.

The University of Manitoba GFT Pension Plan (1986) is a defined contribution pension plan; therefore there is no requirement for an actuarial valuation of this plan.
(ii)	University of Winnipeg Pension Plan
The University of Winnipeg administers the University of Winnipeg Pension Plan (UWPP), which is comprised of a defined benefit segment and a defined contribution segment. The assets of the Plan are held in trust by independent custodians.

The UWPP was established as a contributory defined benefit pension plan at September 1, 1972 and covers all eligible employees of the University, except those who are members of the United Church of Canada Pension Plan. The funding for the plan requires a matching contribution from the University and the employees.

Since December 31, 2000, when the defined contribution segment of the Plan was introduced, approximately one-quarter of the eligible members converted to that plan. The obligation for pension benefits under the defined contribution segment of the Plan will always be equal to net assets in each member’s account. Therefore, no surplus or deficiency arises from fluctuations in the investment market.
(iii)	Brandon University Retirement Plan
Brandon University administers the Brandon University Retirement Plan, which is a trusteed pension plan. The Trustees are responsible for the custody of the Plan’s assets and issuance of annual financial statements.

The Brandon University Retirement Plan is a final average contributory defined benefit pension plan established April 1, 1974 for the benefit of the employees of Brandon University. The funding for the plan requires a matching contribution from the University and the employees.
(b)	Public School Divisions
(i)	The Winnipeg School Division Pension Fund for Employees Other Than Teachers
The Winnipeg School Division Pension Fund for Employees Other Than Teachers is a defined benefit pension plan for employees that meet specified employment conditions. The fund was created by By-law 196 of the Winnipeg School Division (replaced by By-law 1017 on January 1, 1992) and is subject to the applicable regulations.

The pension calculation is based on an amount equal to 1.6% of a member’s average pensionable salary and 2.0% of a member’s average salary over the pensionable salary, multiplied by a member’s years of pensionable service. The average salary is determined by averaging the best five years of employment salary in the last twelve years of service.

Employee contributions equal 6.5% of pensionable salary and 7.8% of the earnings in excess of pensionable salary up to the yearly maximum pensionable earnings, effective January 1, 2008. The percentages changed to 7.0% and 8.2% respectively, effective January 1, 2009. The Winnipeg School Division matches employee contributions and pays an additional 27.4% of employee contributions less the amount needed to finance the Disability Income Plan benefits (approximately

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
10%). As a result, employer contributions equal approximately 117.4% of employee contributions.
(ii)	Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division
The St. James-Assiniboia School Division Retirement Plan for Non-teaching Employees is a defined benefit pension plan that was established on January 1, 1978 and is subject to the applicable regulations.

The pension calculation is based on an amount equal to 1.4% of a member’s average employment earnings below CPP earnings and 2.0% of a member’s employment earnings in excess of the CPP earnings, multiplied by a member’s years of contributory service. The average employment earnings are determined by averaging the best six years of employment earnings in the last 12 years of service.

Employee contributions equal 5.7% of CPP earnings and 7.3% of the employment earnings in excess of CPP earnings. The St. James-Assiniboia School Division matches employee contributions.
(iii)	Retirement Plan for Employees of Frontier School Division
The Frontier School Division Retirement Plan is a defined benefit pension plan for non-teaching employees.

The pension benefit is based on an amount equal to 2.0% of a member’s best average earnings, multiplied by a member’s years of credited service. The average employment earnings are determined by averaging the best five years of employment earnings in the last ten years of service.

Employee contributions equal 6.0% of CPP earnings, with the Frontier School Division matching employee contributions. The Frontier School Division is responsible for the balance of the pension cost, of which a portion can be financed by an allocation from pension surplus.
E.	Government Business Enterprises

Manitoba Hydro-Electric Board, Manitoba Liquor Control Commission, Manitoba Public Insurance Corporation and Manitoba Lotteries Corporation are members of the CSSF. The net pension liabilities for these GBEs are disclosed in Schedule 3.
6.	CONTINGENCIES
A.	Contingent Liabilities
i)	Legal Actions
The Government has been named in various legal actions. No provision has been made at March 31, 2010 in the accounts where the final results are uncertain.
ii)	Northern Development Projects
The Government is contingently liable for legal claims associated with past Manitoba Hydro-Electric Board (Hydro) related northern development projects. The outcome of these claims is not determinable at this time.

Hydro is party to an agreement dated December 16, 1977, with Canada, the Province of Manitoba and the Northern Flood Committee Inc., representing the five First Nations in the communities of Cross Lake, Nelson House, Norway House, Split Lake and York Landing. This agreement, in part, provides for compensation and remedial measures necessary to ameliorate the impacts of the Churchill River diversion and the Lake Winnipeg Regulation projects. Comprehensive settlements have been reached with all communities except Cross Lake.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
In recognition of all anticipated payments, Hydro has recorded a total liability of $129 million (2009 — $120 million). Reassessments of these liabilities will be made as settlements are achieved. There are other mitigation issues, the outcomes of which are not determinable at this time.
iii)	Canadian Blood Services
The majority of provincial and territorial governments of Canada, including Manitoba, are members of, and provide funding to, Canadian Blood Services, which operates the Canadian blood system. The March 31, 2010 audited financial statements of Canadian Blood Services indicate that a wholly owned subsidiary, CBS Insurance Company Limited, provides for the contingent liabilities for risks related to operations of the blood system. The actuarially determined provisions for future insurance claims, reported and unreported, related to insured events that occurred prior to March 31, 2010 is $249 million (2009 — $232 million). The related assets as at March 31, 2010 total $308 million (2009 — $273 million). The subsidiary also had a re-insurance contract for additional coverage of $750 million.

Based upon the above, the Government’s share of the provision for future claims as at March 31, 2010 is offset with designated assets, which at that point exceed the provision. In addition, there is re-insurance to cover an additional $750 million in claims of insured events occurring on or before March 31, 2010. The Government is not aware of any proceedings that could lead to a claim against it given the existing arrangement in place.
iv)	Treaty Land Entitlement Obligations
To meet the Government’s obligation under treaty land entitlement agreements, approximately 486,889 acres of provincial Crown lands have been transferred to the Federal Government for First Nations. The Government’s obligations under the treaty land entitlement agreements require the setting aside of 1,423,110 acres of Crown lands. To date, 958,397 acres have been selected by the Entitlement First Nations. The Crown lands will be transferred according to the Natural Resources Transfer Agreement, and the transfer will include mines and minerals and other interests normally reserved for the Government, under The Crown Land Act or any other statute.
v)	Environmental Issues
The Manitoba Hydro-Electric Board will incur future costs associated with the assessment and remediation of contaminated lands and for the phase-out and destruction of polychlorinated biphenyl contaminated mineral oil from electrical equipment. A reasonable estimate of the associated costs cannot be made at this time.

B.	Loan Guarantees
The Government has guaranteed the repayment of debt, promissory notes, bank loans, lines of credit, mortgages and securities held by others. Debt guaranteed by the Government is guaranteed, as to principal and interest, until the debt is matured or redeemed. The authorized limits and the outstanding guarantees are summarized as follows:

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10

	Authorized	($ millions)
	Limit	2010	2009

Manitoba Business Start Program	5	2	2
Manitoba Agricultural Services Corporation (Note 6B.a)	—	77	80
Manitoba Student Aid Program (Note 6B.b)	20	2	5
Manitoba Housing and Renewal Corporation (Note 6B.c)	—	5	5
Rural Entrepreneur Assistance Program (Note 6B.d)	13	11	10
Rural Municipality of Richot	1	1	11

		98	103
Manitoba Grow Bonds	—	4	4

Total guarantees outstanding		102	107

A provision for future losses on guarantees in the amount of $21 million (2009 — $21 million) has been recorded in the accounts. The provisions for losses on guaranteed loans are determined by a review of individual guarantees. The provision represents the best estimate of probable claims against the guarantees. Where circumstances indicate the likelihood of claims arising, provisions are established for those loan guarantees.

Manitoba HydroBonds Guarantees

Outstanding Manitoba HydroBonds as at March 31, 2010 totalled $331 million (2009 — $398 million). The bonds carry fixed and variable coupon rates that range from 1.50% to 4.65%. Manitoba HydroBonds are redeemable at the option of the holder. The Government guarantees $251 million (2009 — $322 million) of these outstanding bonds.

Note 6B.a) Manitoba Agricultural Services Corporation

The Manitoba Agricultural Services Corporation has guaranteed loans under the following programs:

Program	General Terms and Conditions

Operating Credit Guarantee	Each participating lending institution is guaranteed 25% of the respective value of loans made under this program.

Manitoba Livestock Associations Loan Guarantees	Each association is guaranteed 25% of the loan to a maximum guarantee of $1 million.

Diversification Loan Guarantee Program	Each participating lender is guaranteed 25% of the loan made for the diversification or farm value-added activities, to a maximum individual guaranteed loan allowable of $3 million.

Enhanced Diversification Loan Guarantee Program	Eliminated lender pooling of guarantees and the maximum of $3 million for qualifying loans.
Note 6B.b) Manitoba Student Aid Program

The Government guarantees three types of student loans, issued in the past 17 years, as follows:

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10

Loan type	Nature of loan

Guaranteed loans	Issued by the Canadian Imperial Bank of Commerce (CIBC) from April 1, 1993 to December 31, 1994. These loans are fully guaranteed, if the loan is deemed to be in default.

Limited risk loans	Issued by the CIBC from January 2, 1995 to December 31, 1997 and issued by the Royal Bank from June 2, 1997 to July 31, 2000. The Government only guarantees those loans in default that have been issued to credit abusers, insolvent creditors and minors.

Non-risk loans	Issued by the Royal Bank from August 1, 2000 to July 31, 2001. The Government has agreed to guarantee and purchase any loan deemed to be in default.
Note 6B.c) Manitoba Housing and Renewal Corporation

The Government has guaranteed the repayment of mortgages and has issued letters of credit which guarantee the terms and conditions of land development agreements and construction contracts.

Note 6B.d) Rural Entrepreneur Assistance Program

The Government provides guarantees on new and expanding small or home business loans, with a five-year term.
7.	CONTRACTUAL OBLIGATIONS

The Government has entered into a number of contracts and agreements for the delivery of services and the acquisition or construction of assets. The following represents the amounts required to satisfy the contractual obligations as at March 31:

	($ millions)
	2010			2009
	Government
	Business
	Enterprises	* Others	Total	Total
Operating obligations:
Total rental of tangible capital assets	69	238	307	312
Approved loans, grants and contracts for service	—	145	145	117

	69	383	452	429

Capital obligations:
Tangible capital assets and infrastructure:
- long-term financing arrangements	826	222	1,048	1,059
- approved contracts in capital budget	—	129	129	81
- Red River Floodway expansion	—	53	53	46

	826	404	1,230	1,186

Total	895	787	1,682	1,615

*	Government departments, Crowns and Special Funds

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
Manitoba Hydro-Electric Board (Hydro) purchased the net assets of Winnipeg Hydro from the City of Winnipeg in 2002. Winnipeg Hydro was an electric utility with 94,000 customers and annual revenues of $125 million. The purchase consideration principally consisted of annual payments by Hydro to the City of Winnipeg of $25 million in years 2002 to 2006, $20 million per annum in years 2007 to 2011, and $16 million per annum in year 2012 and each year thereafter. The net assets and related financing obligations are reflected in Hydro’s financial statements.

Manitoba Hydro has energy purchase commitments of $1,626 million (2009 — $603 million) that relate to future purchases of wind, natural gas (including transportation and storage contracts), coal and electricity. Commitments are primarily for wind, which expire in 2037, and natural gas purchases, which expire in 2013.

8.	DEBT SERVICING

Debt servicing costs of $756 million (2009 — $830 million) are net of interest recoveries from GBEs of $477 million (2009 — $465 million) and include $58 million (2009 — $45 million) representing interest expense of Crown organizations. GBEs debt servicing costs of $421 million (2009 — $450 million) are reported in Schedule 3.

9.	ADJUSTMENTS TO ACCUMULATED DEFICIT

In the March 31, 2010 fiscal year, restatements of the March 31, 2009 accumulated deficit and net income for the year were made in compliance with the Government’s accounting policies or for the correction of errors.
A.	Adoption of accounting policy changes by government business enterprises

Effective April 1, 2009 Manitoba Hydro-Electric Board and Manitoba Public Insurance Corporation adopted CICA Handbook Section 3064, Goodwill and Intangible Assets which revised standards for the recognition, measurement, presentation and disclosure of goodwill and intangible assets. In addition, during the 2010 fiscal year, Manitoba Hydro-Electric Board adopted a change in accounting policy for dual currency bonds which have principal amounts repayable in Canadian currency and interest payments denominated in U.S. currency. The retroactive adoption of these standards resulted in a decrease in the opening equity in government business enterprises of $62 million (2009 — $18 million) a corresponding increase in opening accumulated deficit and net debt of $62 million (2009 — $18 million). The retroactive application of the adoption of these accounting policies also resulted in a reduction of 2009 net income of $44 million.

B.	Presentation of deferred capital grants

An adjustment was made to correct the recognition of deferred grant revenue related to capital grants received by Crown entities from the Province of Manitoba. These grants should have been eliminated upon consolidation in the year issued. This has resulted in a decrease in the opening accumulated deficit and net debt of $58 million (2009 — $55 million) and an increase of 2009 net income of $3 million.

The Government changed their accounting policy related to the recognition of capital grant revenue from non-governmental sources to recognize the grants as revenue in the year received, consistent with the accounting for capital grants from governmental sources. This has resulted in a decrease in the opening accumulated deficit and net debt of $18 million (2009 — $10 million) and an increase of 2009 net income of $8 million.

C.	Correction of pension liability

During the year, it was noted that pension assets held in a trust account with the Civil Service Superannuation Fund had inadvertently been recorded as a reduction of the accrued benefit obligation. These assets should have been reported as pension assets and accounted for in accordance with the Province’s other plan assets. Because the presentation on pension assets was only adopted in 2009, the correction has been restated only to that year. This has resulted in a decrease in the opening accumulated deficit and net debt of $12 million (2009 — $0 million) and an increase in the 2009 net income of $12 million.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
D.	Other

The Government identified and corrected errors relating to the recognition of fair market value changes in derivatives held by a Crown organization that were previously reported in the summary financial statements. This has resulted in a decrease in the opening accumulated deficit and net debt of $5 million (2009 — $2 million) and an increase of 2009 net income of $3 million.

During the year, two entities, previously considered controlled by the Government were reassessed as not controlled and removed from the GRE. This change resulted in a $3 million increase (2009 — $2 million) to the opening accumulated deficit and an increase net debt of $1 million (2009 — $0 million) and a decrease of 2009 net income of $1 million.

The net effect of these adjustments is a $2 million decrease in the opening accumulated deficit (2009 — $0 million increase), a decrease of opening net debt of $4 million (2009 — $2 million) and a $2 million reduction of 2009 net income.
As a result of the above noted changes, the opening net debt has decreased by $30 million (2009 — $49 million) from the previously reported balances of $11,498 million (2009 — $10,599 million).

10.	AMOUNTS DUE TO THE GOVERNMENT OF CANADA

The March 31, 2003 financial statements disclosed that the net impact of the federal settlement related to the Federal accounting error for the period of 1997 to 1999 was a $91 million loan payable owing to the Government over a ten-year period commencing in 2004/05. As at March 31, 2010, this loan payable has been reduced to $36 million (2009 — $45 million).

To offset negative adjustments to the 2004 Equalization payments, the Government of Canada provided to the Government a loan payable of $38 million repayable over a ten-year period commencing in April 2006. As at March 31, 2010 this loan payable had been reduced to $23 million (2009 — $27 million). Similarly, to offset negative adjustments to the 2004 Canada Health and Social Transfer (CHST) entitlements, the Government of Canada provided to the Government a loan payable of $9 million repayable over a ten-year period commencing in April 2006. As at March 31, 2010 this loan payable had been reduced to $5 million (2009 — $6 million). These loans are non-interest bearing.

Through the Manitoba Opportunities Fund Ltd., the Government holds and invests deposits made through the Federal Department of Citizenship and Immigration, Canada’s Immigrant Investor Program. As at March 31, 2010, the Government has loans payable of $235 million (2009 — $212 million) to be repaid to the Government of Canada five years after receipt. The Government is charged an administrative fee for each loan.

11.	AMOUNTS HELD IN TRUST

Amounts held in trust are assets over which the Legislature has no power of appropriation. The amounts are not included in the summary financial statements because the Government has no equity in the amounts and administers them according to trust or other agreed-upon arrangements. As at March 31, 2010, amounts held in trust were as follows:

	($ millions)
	2010	2009

Fiduciary Trusts	541	501
Custodial Trusts	117	189

	658	690

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
Fiduciary Trusts

The Government holds certain interest bearing deposits as fiduciary trusts. These deposits are pooled with the Government’s investments in order to earn a market rate of interest.

Custodial Trusts

The Government holds custodial trust funds in the form of bonds and other securities as well as title to tangible capital assets.

12.	RISK MANAGEMENT AND THE USE OF DERIVATIVE FINANCIAL INSTRUMENTS

Borrowings in both Canadian and foreign financial markets result in exposure to risks, which include foreign exchange risk, interest rate risk, credit risk and liquidity risk.

The Government employs various risk management strategies and operates within fixed risk exposure limits to ensure exposure to risk is managed in a prudent and cost effective manner. A variety of strategies are used, including the use of derivative financial instruments (derivatives).

Derivatives are financial contracts, the value of which is derived from underlying instruments. The Government uses derivatives to hedge and to mitigate foreign exchange risk and interest rate risk. The Government does not use derivatives for speculative purposes.

Foreign exchange risk

Foreign exchange risk is the risk that the cash flows needed to repay the interest and principal on loans in foreign currencies will vary due to fluctuations in foreign exchange rates.

To manage this risk, the Government uses derivative contracts, including foreign exchange forward contracts as well as swaps, to convert foreign currency principal and interest cash flows into Canadian dollar denominated cash flows. The current portfolio of foreign debt is fully hedged through the use of derivatives and U.S. dollar sinking funds, except for the impact of the unamortized foreign exchange fluctuation account of $56 million (2009 — $61 million). This account is fixed with no sensitivity to future foreign exchange rates.

Derivative contracts hedge the underlying debt by matching the critical terms to achieve effectiveness. The current policy has hedged the foreign currency debt principal and interest payments through the use of derivatives in relation to general purpose debt.

Manitoba Hydro-Electric Board (Hydro) has exposure to U.S. dollar foreign exchange fluctuations primarily through the sale and purchase of electricity and fuel in the U.S. This exposure is managed through a long-term natural hedge between U.S. dollar cash inflows from export revenues and U.S. dollar cash outflows for long-term debt coupon and principal payments and thermal fuel purchases. For its U.S. debt retirement purposes, Hydro has a hedging relationship between U.S. dollar long-term debt balances and U.S. sinking funds. As a means to bridge temporary timing differences between inflows and outflows to future years’ U.S. dollar requirements, Hydro also utilizes derivative foreign exchange forward contracts as required.

Interest rate risk

Interest rate risk is the risk that debt servicing costs will vary unfavourably according to interest rate fluctuations.

To reduce its exposure to interest rate risk, the Government uses derivatives to manage the fixed and floating interest rate mix of its debt portfolio.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
After taking into account derivatives used to manage interest rate risk, investments held as sinking funds and eliminating debt incurred on behalf of Manitoba Hydro-Electric Board, the structure of the debt as at March 31, 2010 was 90% at fixed rates and 10% at floating rates (2009 — 91% at fixed rates and 9% at floating rates). A one percent (100 basis points) movement in interest rates for an entire year would increase/decrease debt servicing costs, net of recoveries, by $16 million (2009 — $14 million).

Credit risk

Credit risk is the risk that a counterparty will default on its contractual obligations.

The Government manages its credit risk exposure from derivatives by, among other activities, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. In addition, the Government enters into contractual agreements (“master agreements”) with all of its counterparties. As at March 31, 2010, the Government has a gross credit risk exposure related to derivatives of $88.5 million (2009 — $62.4 million).

Liquidity risk

Liquidity risk is the risk that the Government will not be able to meet its financial commitments over the short term.

To reduce liquidity risk, the Government maintains liquid reserves (i.e. cash and cash equivalents) at levels that will meet future cash requirements and will give the Government flexibility in the timing of issuing debt. In addition, the Government has short-term note programs, bank lines and sinking funds as alternative sources of liquidity. This risk is also managed by distributing debt maturities over many years.

Derivative portfolio

The following table presents the fair value of derivative financial instruments with contractual or notional principal amounts outstanding at March 31:

	($ millions)
	2010		2009
	Notional	Fair	Notional	Fair
	Value	Value	Value	Value
Interest rate and cross currency swaps	29,500	(678)	30,300	(1,095)

Notional amounts of derivatives contracts represent the contractual amounts to which a rate or price applied for computing the cash flows to be exchanged. The notional amounts are used to determine the gains/losses and fair value of the contracts and are generally a measure of the exposure to the asset class to which the contract relates. They are not recorded as assets or liabilities on the statement of financial position. Notional amounts do not represent the potential gain or loss associated with the market risk or credit risk associated with the derivative contract.

Fair values of the swap agreements are the estimated amount that the Government would receive or pay, based on market factors, if the agreements were terminated on March 31. They are established by discounting the expected cash flows of the swap agreements using year-end market interest and exchange rates. A positive (negative) fair value indicates that the government would receive (make) a payment if the agreements were terminated.

13.	SIGNIFICANT TRANSACTIONS WITH GOVERNMENT BUSINESS ENTERPRISES

Transactions with GBEs are not eliminated for purposes of summary reporting because they are reported in these summary financial statements using the modified equity method of accounting. These financial statements include the following transactions between the Government and GBEs:

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
A.	Accounts Receivable

Amounts receivable includes receivables from GBEs as reported in Schedule 1. Loans and advances to GBEs are reflected in Schedule 2.

B.	Borrowings

Borrowings include $445 million (2009 — $406 million) owed to Manitoba Public Insurance Corporation (MPIC) relating to the capital financing of school board and health care facilities. Borrowings also include debt in the amount of $328 million (2009 — $387 million) and $60 million (2009 — $67 million) owed to MPIC and Manitoba Hydro-Electric Board respectively, related to the financing of other government programs.

These borrowings are repayable over a term from 2010 to 2040 at varying interest rates ranging from 1.753% to 12.25%.

C.	Water Power Rentals

Water power rental fees charged to the Manitoba Hydro-Electric Board (Hydro), in the amount of $114 million (2009 — $115 million), are included in the Consolidated Statement of Revenue and Expense under the Fees and other revenue category. Water power rental rates are authorized by Regulation 25/88 and 197/2001 under The Water Power Act. Rentals are paid to the Government for the use of water resources in the operation of Hydro’s hydroelectric generating stations.

D.	Fees and Government Guarantees

The Manitoba Hydro-Electric Board (Hydro) remitted $75 million (2009 — $74 million) to the Government based on the Hydro debt that is guaranteed by the Government. The fees are included in the Consolidated Statement of Revenue and Expense under the sinking funds and other investment earnings category.

E.	Driver Licensing Operations

The Government, by agreement, paid $21 million (2009 — $21 million) to Manitoba Public Insurance Corporation (MPIC) for the management and administration of driver licensing. MPIC, on behalf of the Government, collected driver licensing fees totalling $20 million (2009 — $20 million) and motor vehicle registration fees totalling $127 million (2009 — $118 million).

The fees received by the Government are included in the Consolidated Statement of Revenue and Expense under the fees and other revenue category.

F.	Other Revenue

Under The Workplace Safety and Health Act of Manitoba, the Workers Compensation Board supports the administrative expenses incurred by the Government’s Department of Labour and Immigration for the Workplace Safety and Health program and the Worker Advisor Office. The amount for the year ended March 31, 2010 was $8 million (2009 — $8 million).

The Manitoba Lotteries Corporation provided $3 million in funding for the year ended March 31, 2010 (2009 — $3 million) to the Addictions Foundation of Manitoba for problem gambling services programs.

Manitoba Hydro-Electric Board paid Corporation Capital Tax of $48 million for the year ended March 31, 2010 (2009 — $46 million).

These amounts received by the Government are included in the Statement of Revenue and Expense under the fees and other revenue and other taxes categories.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
14.	EXPENSES IN EXCESS OF LEGISLATIVE AUTHORITY

In addition to producing a Summary budget as presented on the summary financial statements, Consolidated Statement of Revenue and Expense, the Government continues to provide budget estimates for the Core Government revenue and expenses. Public Sector Accounting standards recommend disclosure of information where a government has exceeded its revenue, borrowing, investing, expense or expenditure authority limits. The budget estimate presented on the Consolidated Statement of Revenue and Expense, exclude $419 million in supplemental estimates and special warrants related to the Core Government. The original budget estimate amounts plus the $419 million in supplemental estimates and special warrants becomes the revised estimates, against which expenses in excess of legislative authority are determined. Budget estimates have been reclassified to align with the departmental reorganization that occurred during the year.

Based upon the revised estimates, the following voted appropriations were over-expended as a result of adjustments made after March 31, 2010:

($ millions)
Aboriginal and Northern Affairs
Aboriginal and Northern Affairs Operations	3

Agriculture, Food and Rural Initiatives
Risk Management, Credit and Income Support Programs	1

Conservation
Conservation Programs	2

Health
Health Services Insurance Fund	12

Justice
Criminal Justice	3
15.	COMPARATIVE FIGURES

Certain 2009 financial statement figures have been reclassified to be consistent with the 2010 presentation.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
SCHEDULE 1
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF AMOUNTS RECEIVABLE
As at March 31, 2010

	($ millions)
	2010	2009

TAXATION REVENUE:
Corporation capital tax	1	2
Corporation income tax	42	48
Gasoline tax	14	14
Levy for health and education	34	30
Individual income tax	151	146
Insurance corporations tax	18	17
Motive fuel tax	10	9
Oil and natural gas tax	2	—
Retail sales tax	151	149
Tobacco tax	23	17

	446	432

GOVERNMENT OF CANADA AND OTHER GOVERNMENTS:
Municipal corporations	207	206
Government of Canada shared cost programs/agreements	212	147
Other	61	58

	480	411

INTEREST:
Sinking fund	15	20
Other investments	8	14

	23	34

OTHER:
Health and social services	150	116
Manitoba Hydro-Electric Board	13	9
Manitoba Liquor Control Commission	48	43
Manitoba Lotteries Corporation	2	4
Manitoba Public Insurance Corporation	10	10
Sundry departmental revenue	79	63
Other	126	125

	428	370

	1,377	1,247

Less: Allowances	114	104

Total Amounts Receivable	1,263	1,143

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
SCHEDULE 2
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF LOANS AND ADVANCES
As at March 31, 2010

	($ millions)
	2010	2009

GOVERNMENT BUSINESS ENTERPRISES:
Manitoba Hydro-Electric Board	8,288	7,836
Manitoba Public Insurance Corporation	2	—
Manitoba Lotteries Corporation	160	172

	8,450	8,008
Less: Debt incurred for and repayable by the Manitoba Hydro-Electric Board	8,288	7,836

	162	172

OTHER:
Loans and mortgages — Note a	613	598
Northern Affairs Fund — Note b	5	—
Manitoba Potash Corporation — Note c	4	4
Manitoba student loans — Note d	43	34
Family services agencies — Note e	23	21
Rural Economic Development Initiatives program — Note f	3	3
Other	1	1

	692	661

TOTAL LOANS AND ADVANCES	854	833
Less: Valuation allowance	68	66

NET LOANS AND ADVANCES	786	767

The Government business enterprises loans and advances portfolio is due in varying annual amounts to the year 2038, bearing interest at either;
i) fixed with rates ranging from 4.050% to 10.673%
ii) floating Canadian — Bankers Acceptance setting, with the lowest rate set at 0.36% and the highest at 3.83% as at March 31, 2010
iii) floating U.S. — U.S. Dollar London Interbank Offering rate, with the lowest rate set at 0.29% and the highest at 0.57% as at March 31, 2010

Note a

Agricultural direct lending and special assistance program mortgages, due in varying annual amounts to the year 2034, bearing interest rates ranging from 1.0% to 8.0%.	342	340
Housing direct lending and special assistance program mortgages, due in varying annual amounts to the year 2035, bearing interest rates ranging from 0.0% to 13.5%.	140	146
Business development assistance loans, due in varying annual amounts to the year 2040, bearing interest rates ranging from 0.0% to 9.0%.	104	86
Northern business development and fishing industry assistance loans, due in varying annual amounts to the year 2018, bearing interest rates ranging from 4.25% to 9.88%.	27	26

	613	598

Note b —	Northern districts improvement loans, due in varying amounts to the year 2020, repayable in annual installments, bearing interest at 4.45%.

Note c —	Advances, repayable on the Corporation generating revenue or the sale of the Province’s interest, bearing interest at prime less 0.75%.

Note d —	Student loans, payment and interest free until 6 months past the completion of studies, due 114 to 174 months after that time, carrying interest at prime plus 1.5%.

Note e —	Advances to provide family services agencies with interim funding to meet daily operating expenses related to providing services, to be repaid when no longer required, bearing no interest.

Note f —	Community Works Program loans, repayable at the end of the 5 to 10 year term, bearing no interest.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
SCHEDULE 3
SUMMARY FINANCIAL STATEMENTS
GOVERNMENT BUSINESS ENTERPRISES
SCHEDULE OF CONSOLIDATED OPERATING RESULTS AND FINANCIAL POSITION
For the Year Ended March 31, 2010
($ millions)

				TOTAL	TOTAL
	UTILITY	INSURANCE	FINANCE	2010	2009
CHANGES IN EQUITY
Results from Operations
Revenues from operations	2,053	1,272	1,383	4,708	4,932

Expenses: From operations	1,480	1,203	832	3,515	3,718
Debt servicing	410	—	11	421	450

Total expenses	1,890	1,203	843	3,936	4,168

Net income	163	69	540	772	764
Transfers to the Government	—	—	(540)	(540)	(534)

	163	69	—	232	230
Other Comprehensive Income (Loss)	454	255	—	709	(781)

Net increase (decrease) in equity in government business enterprises	617	324	—	941	(551)

FINANCIAL POSITION
Assets:
Cash and temporary investments	174	93	37	304	465
Amounts receivable	371	326	30	727	788
Portfolio investments — Due from Government organizations	822	—	46	868	712
Due from others	—	3,086	—	3,086	2,636
Capital assets	9,833	147	186	10,166	9,331
Other assets	942	230	47	1,219	1,106

Total assets	12,142	3,882	346	16,370	15,038

Liabilities:
Accounts payable, accrued liabilities and deferred revenue	960	575	123	1,658	1,587
Long-term debt: Owing to Government organizations	8,288	—	160	8,448	8,008
Other borrowings, discounts and deferred transaction costs	250	—	—	250	451
Provision for future benefits: Pension obligations	120	189	54	363	396
Future cost of existing claims	—	2,579	4	2,583	2,469

Total liabilities	9,618	3,343	341	13,302	12,911

Equity in government business enterprises	2,524	539	5	3,068	2,127

For government business enterprises whose fiscal year end is prior to March 31, the amounts reflected are as at their fiscal year end.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
SCHEDULE 4
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF BORROWINGS
As at March 31, 2010
($ millions)

			Canada		Promissory Notes
			Pension	Loans and	and
	Bonds and Debentures		Plan	Mortgages	Treasury Bills	Totals
Fiscal Year of Maturity	Cdn	US	Cdn	Cdn	Cdn	2010	2009

2010	—	—	—	—	—	—	3,364
2011	1,356	457	103	48	1,500	3,464	1,975
2012	1,858	—	105	37	—	2,000	2,015
2013	1,959	—	73	72	—	2,104	1,605
2014	1,631	750	—	72	—	2,453	1,489
2015	1,776	—	—	66	—	1,842	898

2010-2015	8,580	1,207	281	295	1,500	11,863	11,346

2016-2020	4,399	914	15	5	—	5,333	5,739
2021-2030	1,571	305	—	215	—	2,091	1,256
2031-2063	4,917	—	184	—	—	5,101	4,300
2011-2043 Crown Organizations	443	—	—	270	—	713	683

2011-2063	11,330	1,219	199	490	—	13,238	11,978

Total borrowings	19,910	2,426	480	785	1,500	25,101	23,324

Reduced by:
Debt incurred for and repayable by The Manitoba Hydro-Electric Board						(8,289)	(7,836)
Unamortized debt issue costs						(16)	(8)
Unamortized foreign currency fluctuation						(56)	(61)
Unamortized gains and losses on derivative contracts						46	50
Province of Manitoba debt issues held as investments in sinking funds and cash and cash equivalents						(675)	(578)

						16,111	14,891

	March 31/10	March 31/09
	Cdn $ Valuation	Cdn $ Valuation
	(See Notes)	(See Notes)
Borrowings payable in:
Canadian dollars	18,907	17,146
Foreign issues hedged to Canadian dollars	3,768	3,173
U.S. dollars	2,035	2,397
Foreign issues hedged to U.S. dollars	391	608

Total borrowings	25,101	23,324

Note a:	The hedges are derivative contracts which include swaps and forward foreign exchange contracts.

Note b:	The Canadian dollar valuation is calculated using the foreign currency exchange rates in effect at each March 31 adjusted for any forward foreign exchange contracts entered into for settlement after year-end.

Note c:	Interest rates on these borrowings fall into one of three categories:
i)	Fixed with rates ranging from 1.57% to 11.33%.

ii)	Floating Canadian — Bankers Acceptance (BA) setting, established quarterly or monthly, with the lowest rate currently set at 0.29% and the highest set at 3.83% as at March 31, 2010.

iii)	Floating U.S. — U.S. Dollar London Interbank Offering Rate (LIBOR) setting, established quarterly, with the lowest rate currently set at .29% and the highest set at .57% as at March 31, 2010.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
SCHEDULE 5
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF ACCOUNTS PAYABLE,
ACCRUED CHARGES, PROVISIONS AND UNEARNED REVENUE
As at March 31, 2010

	($ millions)
	2010	2009

Accounts payable	1,228	1,286

Accrued charges:
Interest accrued on borrowings	258	267
Canadian Agricultural Income Stabilization / Agrinvest	64	91
Compensation for Victims of Crime	24	21
Disaster assistance	11	5
Flood claims	18	16
Infrastructure works program	24	18
Land acquisition claims	—	2
Long term disability income plan	18	28
Environmental liabilities	521	540
Salaries and benefits	571	409
Severance pay	320	296
Workers Compensation Board claims	24	23
Other	48	200

	1,901	1,916

Provision for future losses on guarantees (Note 6)	21	21

Unearned Revenue:
Deferred contributions related to future expense	22	2
Government of Canada — Advances re: shared-cost programs not yet claimed	129	64
Research and Special Funds	108	103
Tuition and education fees	25	42
Vehicle registration	57	55
Other	22	39

	363	305

Total Accounts Payable, Accrued Charges, Provisions and Unearned Revenue	3,513	3,528

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
SCHEDULE 6
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF PENSION LIABILITY
As at March 31, 2010

			Post-	Public
	Civil		Secondary	School
	Service	Teachers'	Education	Division	Other	($ millions)
	Superannuation	Pension	Plans	Plans	Plans	Total	Total
	Plan	Plan	(Note A)	(Note A)	(Note A)	2010	2009

ACCRUED BENEFIT OBLIGATION
Obligation at beginning of year as previously reported	1,977	2,744	1,115	335	97	6,268	6,112
Restatement (Note 9 C)	53	—	—	—	—	53	53

Obligation at beginning of year as restated (Note B)	2,030	2,744	1,115	335	97	6,321	6,165
Current service costs	64	69	45	15	3	196	194
Interest cost on benefit obligation	131	176	66	21	5	399	396
Change in actuarial (gains) losses and reserves	—	23	19	1	(7)	36	(106)
Plan amendment	—	—	—	—	—	—	—
Benefits paid	(94)	(139)	(72)	(11)	(5)	(321)	(328)

Obligation at end of year	2,131	2,873	1,173	361	93	6,631	6,321

PLAN ASSETS
Plan assets at beginning of year as previously reported	725	1,519	952	329	29	3,554	1,566
Restatement (Note 9 C)	44	—	—	—	—	44	53

Plan assets at beginning of year as restated (Note B)	769	1,519	952	329	29	3,598	1,619
Employer contributions	64	69	24	9	4	170	155
Employee contributions	—	—	19	8	—	27	25
Transfer of plan assets	—	—	—	—	—	—	2,243
Plan asset contributions	340	—	—	—	—	340	413
Benefits paid	(94)	(139)	(72)	(11)	(5)	(321)	(328)
Expected return on plan assets	54	115	67	21	3	260	193
Experience gains (losses)	44	110	107	20	2	283	(722)

Market value of plan assets	1,177	1,674	1,097	376	33	4,357	3,598
Deferred investment losses	26	131	67	8	3	235	563

Market related value of plan assets	1,203	1,805	1,164	384	36	4,592	4,161

PENSION LIABILITY
Plan deficit (surplus)	928	1,068	9	(23)	57	2,039	2,160
Unamortized actuarial gains (losses)	(12)	(261)	(6)	(13)	8	(284)	(180)
Surplus adjustments (Note C)	—	—	7	36	2	45	11

Pension liability	916	807	10	—	67	1,800	1,991

PENSION EXPENSE
Defined benefit pension plan expense:	64	69	45	15	3	196	194
Current service cost
Interest cost on benefit obligation	131	176	65	21	5	398	397
Return on plan assets	(54)	(115)	(67)	(21)	(3)	(260)	(193)
Employee contributions	—	—	(19)	(8)	—	(27)	(25)
Amortization of actuarial (gains) losses	(6)	21	(6)	1	(1)	9	1
Plan amendment	—	—	—	—	—	—	—
Change in surplus adjustments	—	—	(1)	1	2	2	(42)

Defined benefit pension plan expense	135	151	17	9	6	318	332

Defined contribution pension plan expense	—	—	3	16	106	125	121

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
SCHEDULE 6
(cont’d)
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF PENSION LIABILITY
As at March 31, 2010

	Civil		Post-	Public
	Service	Teachers'	Secondary	School
	Superannuation	Pension	Education	Division	Other	Total	Total
	Plan	Plan	Plans	Plans	Plans	2010	2009

MEMBER DATA
Defined benefit pension plan
Number of active and deferred members	31,400	21,600	5,600	4,300	300	63,200	61,400
Number of pensioners	15,700	12,000	1,500	1,400	300	30,900	30,000

Total number of plan members	47,100	33,600	7,100	5,700	600	94,100	91,400

ACTUARIAL ASSUMPTIONS
Discount rate on accrued benefits	6.50%	6.50%	5.75 - 6.00%	6.00 - 6.25%	5.00 - 5.50%
Expected long-term rate of return	6.50%	6.50%	5.75 - 6.00%	6.00 - 6.25%	5.00 - 5.50%
Inflation	2.50%	2.25%	2.00 - 2.75%	2.00 - 2.50%	2.00 - 2.50%
Real rate of return	4.00%	4.25%	3.00 - 3.50%	3.50 - 4.00%	3.00 - 3.50%
Rate of salary increase	3.25%	3.00%	4.00%	4.00 - 4.50%	3.00 - 4.00%
Latest valuation	Dec 2007	Jan 2009	(Note D)	(Note D)	(Note D)

Note A:	Post-Secondary Education plans include the University of Manitoba Pension Plans, the University of Winnipeg Pension Plan and the Brandon University Retirement Plan.

Public School Division plans include the Winnipeg School Division Pension Fund for Employees Other Than Teachers, Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division and Retirement Plan for Employees of Frontier School Division.

Other plans include the Members of Legislative Assembly Pension Plan, the Legislative Assembly Pension Plan, the Judges’ Supplemental Pension Plan, and the Winnipeg Child and Family Services Employee Benefits Retirement Plan.

Note B:	An adjustment was made to restate the opening balance of the accrued benefit obligation and plan assets for the Civil Service Superannuation Fund. Previously, the accrued benefit obligation was reported net of assets held in a special employer trust account. Commencing in 2008/09 these assets have been reported as plan assets, consistent with the Government’s reporting policy on plan assets. The value of assets held in the special employer trust account at the beginning of 2009/10 was $44 million (2009 — $53 million). The opening accrued benefit obligation for 2010 was restated to reflect the value of the special employer trust account of $44 million (2009 -$53 million) and deferred and unamortized losses recorded in 2009 of $12 million. In addition, there was an amount of $9 million reclassified from the accrued benefit obligation to the unamortized actuarial losses in 2009, with no impact to the net liability as a result of the restatement.

Note C:	For those plans that the Government is unable to access surplus funds within the plan, adjustments are made to reduce these surplus amounts to nil. These pension surpluses represent the excess of the plan assets funded by employees over the employers’ share of the accrued benefit obligation

Note D:	Latest actuarial valuation report dates are as follows:

- University of Manitoba Pension Plans	Dec 2009
- University of Winnipeg Pension Plan	Dec 2007
- Brandon University Retirement Plan	Dec 2007
- Winnipeg School Division Pension Fund for Employees Other than Teachers	Dec 2008
- Retirement Plan for Non-Teaching Employees of the St. James-Assiniboia School Division	Dec 2007
- Retirement Plan for Employees of Frontier School Division	Dec 2007
- Members of Legislative Assembly Pension Plan	Mar 2009
- Legislative Assembly Pension Plan	Dec 2009
- Judges’ Supplemental Pension Plan	Mar 2010
- Winnipeg Child and Family Services Employee Benefits Retirement Plan	Dec 2009

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
SCHEDULE 7
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF TANGIBLE CAPITAL ASSETS
For the Year Ended March 31, 2010
($ millions)

	General Capital Assets					Infrastructure				Totals
		Buildings		Computer				Dams and
		and	Vehicles	Hardware	Assets	Land and		Water	Assets
		Leasehold	and	and	Under	Land		Management	Under
	Land	Improvements	Equipment	Software	Construction	Improvements	Transportation	Structures	Construction	2010	2009

Cost
Opening cost, as previously reported	203	5,266	1,871	590	487	258	2,510	88	511	11,784	10,887
Restatements, (Note 9)	—	(3)	(1)	—	—	—	—	—	—	(4)	(4)

Opening cost restated	203	5,263	1,870	590	487	258	2,510	88	511	11,780	10,883
Add:
Additions during the year	21	326	161	30	204	9	305	2	169	1,227	978
Less:
Disposals and write downs	(2)	(31)	(43)	(10)	(4)	—	—	—	—	(90)	(81)
Settlements and reclassifications	—	73	7	—	(80)	2	81	20	(103)	—	—

Closing cost	222	5,631	1,995	610	607	269	2,896	110	577	12,917	11,780

Accumulated amortization
Opening, as previously reported	—	2,381	1,275	337	—	46	1,167	58	—	5,264	4,953
Restatements, (Note 9)
	—	(1)	(1)	—	—	—	—	—	—	(2)	(2)

Opening accumulated amortization restated	—	2,380	1,274	337	—	46	1,167	58	—	5,262	4,951
Add:
Amortization	—	134	123	48	—	4	93	2	—	404	375
Less:
Accumulated amortization on disposals, write downs	—	(13)	(42)	(9)	—	—	—	—	—	(64)	(64)

Closing accumulated amortization	—	2,501	1,355	376	—	50	1,260	60	—	5,602	5,262

Net Book Value of Tangible Capital Assets	222	3,130	640	234	607	219	1,636	50	577	7,315	6,518

During the year, the Province capitalized $17 million of interest relating to assets under construction (2009 — $13 million).

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
SCHEDULE 8
FUNDS, ORGANIZATIONS AND BUSINESS ENTERPRISES
COMPRISING THE GOVERNMENT REPORTING ENTITY
HEALTH AND HEALTHY LIVING
Manitoba Health
Manitoba Healthy Living, Youth and
Seniors Addictions Foundation of Manitoba
CancerCare Manitoba
Diagnostic Services of Manitoba Inc.
Manitoba Health Research Council
Manitoba Health Services
Insurance Plan
Manitoba Hospital Capital Financing
Authority Not-for-Profit
Personal Care Homes
Regional Health Authorities (including controlled
     organizations) Assiniboine Regional Health Authority Inc.
Brandon Regional Health Authority Inc.
Burntwood Regional Health Authority Inc.
Churchill Regional Health Authority Inc.
Interlake Regional Health Authority NOR-
MAN Regional Health Authority Inc.
North Eastman Health Association Inc.
Parkland Regional Health Authority Inc.
Regional Health Authority - Central Manitoba Inc.
South Eastman Health/Santé Sud-Est Inc.
Winnipeg Regional Health Authority
Rehabilitation Centre for Children
Inc. St. Amant Centre
EDUCATION
Manitoba Advanced Education and Literacy
Manitoba Education
Assiniboine Community College
Brandon University
Collège universitaire de Saint-Boniface
Council on Post-Secondary Education
Manitoba Text Book Bureau
Public School Divisions
Public Schools Finance Board
Red River College
University College of The North
University of Manitoba
University of Winnipeg

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
SCHEDULE 8
(cont’d)
FAMILY SERVICES AND CONSUMER AFFAIRS
Manitoba Family Services and Consumer Affairs
Board of Administration under the Embalmers and Funeral Directors
Act Companies Office
First Nations of Northern Manitoba Child & Family Services Authority
First Nations of Southern Manitoba Child & Family Services
Authority General Child and Family Services Authority
Insurance Council of Manitoba
Land Titles Assurance Fund
Métis Child and Family Services
Authority The Property Registry
Vital Statistics Agency
COMMUNITY, ECONOMIC AND RESOURCE DEVELOPMENT
Manitoba Aboriginal and Northern Affairs
Manitoba Agriculture, Food and Rural Initiatives
Manitoba Conservation
Manitoba Entrepreneurship, Training and Trade
Manitoba Housing and Community Development
Manitoba Infrastructure and Transportation
Manitoba Innovation, Energy and Mines
Manitoba Local Government
Manitoba Water Stewardship
Abandonment Reserve Fund
Communities Economic Development Fund
Community Revitalization Fund
Cooperative Loans and Loans Guarantee Board
Cooperative Promotion Board
Crown Lands and Property Agency
Economic Innovation and Technology Council
Ethanol Fund
Farm Machinery and Equipment Act Fund
Food Development Centre
Green Manitoba Eco Solutions
Horse Racing Commission
Industrial Technology Centre
Leaf Rapids Town Properties Ltd.
Manitoba Agricultural Services Corporation
Manitoba Community Services Council Inc.
Manitoba Development Corporation
Manitoba Education, Research and Learning
     Information Networks (Merlin)
Manitoba Floodway and East Side Road Authority

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
SCHEDULE 8
(cont’d)
COMMUNITY, ECONOMIC AND RESOURCE DEVELOPMENT, cont’d
Manitoba Gaming Control Commission
Manitoba Habitat Heritage Corporation
Manitoba Hazardous Waste Management
Corporation Manitoba Housing and Renewal
Corporation Manitoba Opportunities Fund Ltd.
Manitoba Product Stewardship Corporation
Manitoba Trade and Investment Corporation
Manitoba Trucking Productivity Improvement Fund
Manitoba Water Services Board
Materials Distribution Agency
Mining Community Reserve
Mining Rehabilitation Reserve
Pineland Forest Nursery Quarry
Rehabilitation Reserve
Vehicle and Equipment Management Agency
Veterinary Science Scholarship Fund
Waste Reduction and Recycling Support Fund
JUSTICE AND OTHER EXPENDITURES
Legislative Assembly
Executive Council
Civil Service Commission
Manitoba Culture, Heritage and
Tourism Manitoba Finance
Manitoba Justice
Manitoba Labour and
Immigration Manitoba Sport
Civil Legal Services
Crown Corporations Council Helen
Betty Osborne Foundation
Le Centre culturel franco-manitobain
Legal Aid Services Society of
Manitoba Manitoba Arts Council
Manitoba Boxing Commission
Manitoba Centennial Centre Corporation
Manitoba Film and Sound Recording Development
Corporation Manitoba Law Reform Commission
Manitoba Securities Commission
Office of the Fire Commissioner
Organization and Staff
Development Pension Assets Fund

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
SCHEDULE 8
(cont’d)
JUSTICE AND OTHER EXPENDITURES, cont’d
Special Operating Agencies Financing
Authority Sport Manitoba Inc.
The Public Trustee
Travel Manitoba
Venture Manitoba Tours Ltd.
Victims Assistance Fund
Workplace Safety Public Education Fund
GOVERNMENT BUSINESS ENTERPRISES: (Schedule 3) (Note 4)
Utility:
Manitoba Hydro-Electric Board
Insurance:
Manitoba Public Insurance Corporation
Workers Compensation Board
Finance:
Manitoba Liquor Control Commission
Manitoba Lotteries Corporation
SPECIAL ACCOUNTS, not attached to a Sector or Department
Debt Retirement Account
Fiscal Stabilization Account

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
SCHEDULE 9
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR
For the Year Ended March 31, 2010
($ millions)

							Community, Economic
	Health and				Family Services		and Resource
	Healthy Living		Education		and Consumer Affairs		Development
	2010	2009	2010	2009	2010	2009	2010	2009
	$	$	$	$	$	$	$	$

REVENUE
Income taxes	—	—	—	—	—	—	—	—
Other taxes	—	—	668	657	—	—	25	24
Fees and other revenue	482	402	529	508	55	58	600	583
Federal transfers	919	888	120	117	5	5	326	345
Contributions from entities within the
Government Reporting Entity	74	31	89	52	—	—	4	—
Sinking funds and other investment earnings	22	2	(2)	13	—	—	44	49

TOTAL REVENUE	1,497	1,323	1,404	1,347	60	63	999	1,001

EXPENSE
Personnel services	2,759	2,545	2,255	2,134	189	178	398	365
Grants/Transfer payments	884	818	106	102	213	183	522	540
Transportation	52	44	16	17	5	5	70	58
Communication	22	19	18	20	4	5	16	18
Supplies and services	661	671	473	454	33	34	283	272
Social assistance related	5	8	3	3	835	768	95	74
Other operating	394	375	239	245	24	20	288	262
Debt servicing	43	66	119	125	1	1	182	169
Minor capital	24	23	41	38	2	2	15	14
Amortization	136	127	110	104	4	4	144	131

TOTAL EXPENSE	4,980	4,696	3,380	3,242	1,310	1,200	2,013	1,903

NET INCOME (LOSS) FOR THE YEAR	(3,483)	(3,373)	(1,976)	(1,895)	(1,250)	(1,137)	(1,014)	(902)

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
SCHEDULE 9
(cont’d)
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED STATEMENT OF OPERATIONS BY SECTOR
For the Year Ended March 31, 2010
($ millions)

	Justice and		General Government		Adjustments
	Other Expenditures		(Note a)		(Note b)		Total
	2010	2009	2010	2009	2010	2009	2010	2009
	$	$	$	$	$	$	$	$

REVENUE
Income taxes	—	—	2,659	2,841	—	—	2,659	2,841
Other taxes	—	—	2,588	2,595	—	—	3,281	3,276
Fees and other revenue	135	132	—	4	(10)	33	1,791	1,720
Federal transfers	50	44	2,507	2,468	(3)	(1)	3,924	3,866
Contributions from entities within the Government Reporting Entity	—	—	796	784	(191)	(103)	772	764
Sinking funds and other investment earnings	180	225	1	18	(25)	(11)	220	296

TOTAL REVENUE	365	401	8,551	8,710	(229)	(82)	12,647	12,763

EXPENSE
Personnel services	459	529	7	5	7	2	6,074	5,758
Grants/Transfer payments	64	43	32	11	(418)	(190)	1,403	1,507
Transportation	9	9	5	17	28	—	185	150
Communication	16	14	1	—	—	—	77	76
Supplies and services	165	156	87	9	161	121	1,863	1,717
Social assistance related	29	23	—	—	—	—	967	876
Other operating	48	38	33	2	3	1	1,029	943
Debt servicing	422	485	—	—	(11)	(16)	756	830
Minor capital	4	3	3	—	1	—	90	80
Amortization	7	6	3	3	—	—	404	375

TOTAL EXPENSE	1,223	1,306	171	47	(229)	(82)	12,848	12,312

NET INCOME (LOSS) FOR THE YEAR	(858)	(905)	8,380	8,663	—	—	(201)	451

Note a: The general government category includes revenue from sources that cannot be attributed to a particular sector.
Note b: Consolidation adjustments are necessary to conform sectors to Government accounting policies and to eliminate transactions between sectors.

PROVINCE OF MANITOBA
PUBLIC ACCOUNTS 2009/10
SCHEDULE 10
SUMMARY FINANCIAL STATEMENTS
CONSOLIDATED DETAILS AND RECONCILIATION
TO CORE GOVERNMENT RESULTS
For the Year ended March 31, 2010
($ millions)

	2010			2009
	Core	Consolidation	Summary	Core	Consolidation	Summary
	Government	Impacts	2010	Government	Impacts	2009
	(Note)

REVENUE
Income taxes	2,659	—	2,659	2,841	—	2,841
Other taxes	2,688	593	3,281	2,715	561	3,276
Fees and other revenue	504	1,287	1,791	457	1,263	1,720
Federal transfers	3,676	248	3,924	3,624	242	3,866
Net income from government business enterprises (Schedule 3)	540	232	772	534	230	764
Sinking funds and other investment earnings	—	220	220	—	296	296

TOTAL REVENUE	10,067	2,580	12,647	10,171	2,592	12,763

EXPENSES
Health and Healthy Living	4,544	286	4,830	4,309	279	4,588
Education	2,065	1,162	3,227	1,975	1,116	3,091
Family Services and Consumer Affairs	1,292	3	1,295	1,192	—	1,192
Community, Economic and Resource Development	1,557	257	1,814	1,584	145	1,729
Justice and Other Expenditures	870	56	926	713	169	882
Debt Servicing (Note 8)	240	516	756	242	588	830

TOTAL EXPENSES	10,568	2,280	12,848	10,015	2,297	12,312

Net Result for the Year	(501)	300	(201)	156	295	451
Transfer (to) from Debt Retirement Account	(20)	20	—	(110)	110	—
Transfer (to) from Fiscal Stabilization Account	57	(57)	—	(46)	46	—

NET INCOME (LOSS) FOR THE YEAR	(464)	263	(201)	—	451	451

Note:	The Core Government is a component of the Government Reporting Entity and represents the revenues directly reported and the programs and services delivered by government departments. Core Government results are based upon specified accounting policies which vary from Canadian generally accepted accounting principles, in that the results for the year do not reflect the expenses related to the increase in the overall pension liability, do not consolidate the operations of all Crown organizations, include results of the Finance category of government business enterprises only and account for capital financing to health care facilities as a deferred charge. In addition, starting in 2008/09, certain loans and advances to Crown organizations, repaid through future appropriations, were reflected as assets of the Core Government. Public sector accounting standards would require these advances to be expensed as grants in the year issued (this change resulted in a decrease in Core Government expenses of $43 million for 2010 ($2 million -2009)). This presentation is eliminated upon consolidation.